Registration No. 333-208170

Registration No. 333-210779

Registration No. 333-211535

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-208170

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-210779

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-211535

UNDER

THE SECURITIES ACT OF 1933

GIGPEAK, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	26-2439072
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

130 Baytech Drive

San Jose, CA 95134

(Address of Principal Executive Offices including Zip Code)

Registrant’s telephone number, including area code: (408) 522-3100

Matthew Brandalise, Esq.

General Counsel and Secretary

Integrated Device Technology, Inc.

6024 Silver Creek Valley Road

San Jose, CA 95138

(408) 284-8200)

Copy To:

Mark V. Roeder

Josh Dubofsky

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

(650) 328-4600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. Check one:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-3 (the “Registration Statements”) filed by GigPeak, Inc., a Delaware corporation (“GigPeak”), with the Securities and Exchange Commission (“SEC”) registering shares of GigPeak’s Common Stock (including related rights to purcahse Series A junior participating preferred stock), Preferred Stock, Debt Securities and Warrants:

•	Registration No. 333-208170, filed on November 23, 2015.

•	Registration No. 333-210779, filed on April 15, 2016.

•	Registration No. 333-211535, filed on May 23, 2016.

On April 4, 2017, pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 13, 2017, by and among GigPeak, Integrated Device Technology, Inc. (“IDT”) and Glider Merger Sub, Inc. (“Purchaser”), Merger Sub merged with and into GigPeak, and GigPeak became a wholly owned subsidiary of IDT (the “Merger”). As a result of the Merger, any offering pursuant to the Registration Statements has been terminated and GigPeak hereby terminates the effectiveness of the Registration Statements. In accordance with an undertaking made by GigPeak in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under each Registration Statement that remain unsold at the termination of the offerings, GigPeak hereby removes from registration the securities registered but unsold under the Registration Statements, if any.

As no securities are being registered herein, the sole purpose of this filing being to terminate and deregister, the disclosure requirements under Regulation S-K Item 601 are inapplicable to this filing.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Jose, State of California, on this 4th day of April 2017.

GIGPEAK, INC.

By:	/s/ Brian C. White
Brian C. White
Treasurer and Chief Financial Officer